Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos. 333-143994, 333-64164, 33-106267, 333-40750 and 333-175909) of Agilysys, Inc. of our report dated June 5, 2015, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter described in the second paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is February 9, 2016, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
February 9, 2016